Exhibit 2.1

Confidential

Execution Copy

AGREEMENT OF MERGER

by and among:

SORRENTO THERAPEUTICS, INC.,

a Delaware corporation;

CATALYST MERGER SUB, INC.,

a Delaware corporation;

CONCORTIS BIOSYSTEMS, CORP.,

a Delaware corporation;

and

ZHENWEI MIAO and GANG CHEN

Dated as of November 11, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of November 11, 2013, by and among: Sorrento Therapeutics, Inc., a Delaware corporation (“Parent”); Catalyst Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Concortis Biosystems, Corp., a Delaware corporation (the “Company”); and Zhenwei Miao and Gang Chen (each, a “Key Stockholder”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and, to the extent applicable, the California Corporations Code (the “CCC”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company. The respective boards of directors of Merger Sub and the Company have each determined that the Merger is advisable and in the best interests of their respective stockholders, and such boards of directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement. The board of directors of Parent has determined that the issuance of shares of Parent pursuant to this Agreement is advisable and in the best interests of its stockholders, and has approved the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

C. As a material inducement to the willingness of Parent to enter into this Agreement, prior to the Closing (as defined below), the individuals identified on Exhibit B-1 shall enter into: (i) employment arrangements with Parent to be effective as of the Effective Time pursuant to their execution of employment agreements substantially in the forms attached hereto as Exhibit B-2 and Exhibit B-3, respectively (collectively, the “Employment Agreements”); (ii) non-competition and confidentiality agreements to be effective as of the Effective Time and substantially in the form attached hereto as Exhibit B-4 (the “Non-Competition Agreements”); and (iii) general releases to be effective as of the Effective Time and substantially in the form attached hereto as Exhibit B-5 (the “General Releases”).

D. Prior to the earlier of (i) two (2) hours following the execution of this Agreement, and (ii) 9:00 a.m. (Pacific Time) on the date of execution of this Agreement if such execution occurs prior to that time, the Company will deliver a written consent of the stockholders of the Company in the form attached hereto as Exhibit C (collectively, the “Written Consent”) executed by holders of a number of issued and outstanding shares of Company Capital Stock sufficient to approve the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, hereby agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the CCC.

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1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California 94304 at 10:00 a.m. on a date to be designated by Parent as soon as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Sections 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger, substantially in the form attached hereto as Exhibit D and conforming to the requirements of the DGCL (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company may mutually agree and include in the Certificate of Merger (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be such name as Parent may designate);

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, together with such additional individuals as Parent may designate.

1.5 Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a) any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b) any shares of Company Capital Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c) except as provided in subsections “(a)” and “(b)” of this Section 1.5 and subject to Section 1.8, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right of the holder to receive (subject to the terms of this Agreement) such number of shares of Parent Common Stock as is set forth in the Merger Consideration Certificate; and

(d) each share of the common stock (par value $0.0001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation.

1.6 Effect on Company Options.

(a) Effective as of immediately prior to, and contingent upon, the Closing, and in accordance with the terms of the Company Stock Plan, the vesting and exercisability of all outstanding Company Options granted under the Company Stock Plan and held by a person then performing services as an employee, director or consultant of the Company shall be accelerated in full.

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(b) The Company shall enter into such agreements, in form and substance reasonably satisfactory to Parent, and take any actions which are necessary, in each case at or prior to the Closing, to, at the Effective Time, terminate and cancel each Company Option that is outstanding and unexercised immediately prior to the Closing without payment of any consideration therefor.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be physically canceled and shall be exchanged as provided in Section 1.8.

1.8 Exchange of Certificates; Holdback Shares.

(a) Promptly following the Effective Time, Parent shall reserve for issuance in accordance with Section 1.5 the aggregate number of shares of Parent Common Stock issuable at the Effective Time pursuant to the Merger. Within five (5) business days following the Effective Time, Parent will send or cause to be sent to the holders of Company Stock Certificates previously representing shares of Company Capital Stock: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify; and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock.

(b) Upon surrender of a Company Stock Certificate to Parent by a stockholder of the Company that: (i) is not a Key Stockholder, and (ii) does not perfect his, her or its appraisal rights in accordance with Section 1.10 and is otherwise entitled to receive shares of Parent Common Stock pursuant to Section 1.5 (a “Non-Dissenting Stockholder”) for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall cause to be delivered to such Non-Dissenting Stockholder such number of shares of Parent Common Stock that such Non-Dissenting Stockholder has the right to receive at the Closing pursuant to the provision of Section 1.5(c).

(c) Upon surrender of a Company Stock Certificate to Parent by a Key Stockholder for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall cause to be delivered to such Key Stockholder such number of shares of Parent Common Stock as is equal to: (i) the number of shares of Parent Common Stock that such Key Stockholder otherwise has the right to receive at the Closing pursuant to the provisions of Section 1.5(c), minus (ii) the Miao Holdback Shares (in the case of Company Stock Certificates surrendered by Zhenwei Miao) or the Chen Holdback Shares (in the case of Company Stock Certificates surrendered by Gang Chen).

(d) At the Closing, the Holdback Shares shall be withheld from the Merger Consideration and reserved by Parent on behalf of the Surviving Corporation as security to the Indemnitees’ rights to indemnification, compensation and reimbursement under this Agreement. Parent may retain the Holdback Shares as consideration for the Indemnitees’ right to indemnification, compensation or reimbursement in connection with this Agreement as provided in Section 10. The Miao Holdback Shares shall be treated for income tax purposes as owned by Zhenwei Miao and the Chen Holdback Shares shall be treated for income tax purposes as owned by Gang Chen; provided, however, that any income, gains, losses and expenses of the Holdback Shares shall be available to Parent as part of the Holdback Shares, and if not paid to Parent in connection with an indemnification claim in accordance with Section 10, shall ultimately be distributable to the Indemnitors (based on their respective ownership of the Holdback Shares) in accordance with this Agreement.

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(e) In the event any Company Stock Certificate representing shares of Company Capital Stock converted in connection with the Merger pursuant to Section 1.5 shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such amount, form and with such surety as Parent may reasonably direct) as indemnity against any claim that may be made against Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate.

(f) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Company Capital Stock represented thereby, until such holder surrenders such Company Stock Certificate, as applicable, in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions).

(g) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. Any holder of shares of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder), shall receive, upon surrender of such holder’s Company Stock Certificate(s), a number of shares of Parent Common Stock rounded to the nearest whole number (which shall include rounding down if such fractional amount is exactly between the nearest whole numbers). Notwithstanding the foregoing, the maximum aggregate consideration payable by Parent or Merger Sub to any Person in connection with the Merger shall in no event exceed the Merger Consideration.

(h) The shares of Parent Common Stock to be issued in the Merger shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

(i) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Capital Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(j) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

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1.9 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2 and 1.368-3 of the United States Treasury Regulations.

1.10 Appraisal Rights.

(a) Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL and/or, if applicable by virtue of Section 2115 of the CCC, Chapter 1300 et. seq. of the CCC, and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL or the CCC. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Non-Dissenting Stockholders shall not be entitled to any portion thereof.

(b) Notwithstanding the provisions of Section 1.10(a), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares under the DGCL or the CCC, as applicable, shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Closing or the occurrence of such event, whichever later occurs, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, if any, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock.

(c) The Company shall give Parent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL or the CCC, as applicable, and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands other than by operation of law or pursuant to a final Order of a court of competent jurisdiction.

1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such lawful and necessary action.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, to each of Parent and Merger Sub and for the benefit of the Indemnitees as follows as of the date of this Agreement and as of the Closing Date, except as set forth in the Company Disclosure Schedule:

2.1 Due Organization; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations in all material respects under all Company Contracts.

(b) The Company is qualified to do business as a foreign corporation in the State of California, and is not and has never been required to be qualified, authorized, registered or licensed to do business as

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a foreign corporation in any other jurisdiction, except where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the name under which the Company is currently incorporated.

(c) Part 2.1(c) of the Company Disclosure Schedule sets forth: (i) the names of the members of the board of directors of the Company; (ii) the names of the members of each committee of the board of directors of the Company; and (iii) the names and titles of the officers of the Company.

(d) Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs. Neither the Company nor any of its stockholders has applied for bankruptcy or judicial composition proceedings concerning the Company and no circumstances exist which would require the application for any bankruptcy or judicial composition proceedings under mandatory law.

(e) The Company does not own any controlling interest in any Entity other than Concortis, Inc., a Delaware corporation to be renamed prior to the Effective Time (“Spinco”), Jiangyin Kangnuotai Biotech Co., Ltd , Nanjing Levena Biopharma Co., Ltd. , Zova Biotherapeutics Co., Ltd. , and Hangzhou Genhank Biotech Co., Ltd , and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity, other than the foregoing entities. Other than as contemplated by this Agreement, the Company has not agreed to, and is not obligated to, make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any Entity in which it owns or has owned any equity interest.

2.2 Certificate of Incorporation and Bylaws; Records.

(a) The Company has delivered to Parent accurate and complete copies, as of the date of this Agreement, of: (i) the certificate of incorporation and bylaws of the Company, including all amendments thereto; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not reflected in such minutes or other records.

(b) There has not been any violation of any of the provisions of the certificate of incorporation or bylaws of the Company, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors.

(c) The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 9,795,000 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3(a) of the Company Disclosure Schedule sets forth the ownership of the Company Capital Stock as of the date of this Agreement, noting any shares that are subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

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(b) The Company has reserved 205,000 shares of Company Common Stock for issuance under the Company Stock Plan, of which options to purchase 205,000 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Company Disclosure Schedule sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the exercise price per share of Company Common Stock purchasable under such Company Option; and (v) whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the Company Stock Plan and all other applicable Legal Requirements, the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements of the Company. There are no outstanding warrants to purchase any Company securities.

(c) Except for the Company Options set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(d) All outstanding shares of Company Common Stock and all outstanding Company Options have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts. There are no preemptive rights applicable to any shares of Company Capital Stock or other rights to subscribe for or purchase securities of the Company.

(e) The Company has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than a repurchase of unvested shares and shares subject to repurchase rights on the termination of employment or consulting services. All securities so reacquired by the Company were reacquired in compliance with: (i) all applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

2.4 Financial Statements.

(a) The Company has delivered to Parent the following financial statements (collectively, the “Company Financial Statements”):

(i) The unaudited statement of assets, liabilities and equity of the Company as of December 31, 2012, and the related unaudited statement of revenues and expenses of the Company for the year then ended, together with the accountant’s compilation report relating thereto; and

(ii) The unaudited statement of assets, liabilities and equity of the Company (the “Interim Balance Sheet”) as of September 30, 2013 (the “Interim Balance Sheet Date”), and the related unaudited statement of revenues and expenses of the Company for the nine months then ended.

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(b) The Company Financial Statements present fairly in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that they do not contain footnotes and the interim financial statements are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

(c) The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company. The systems of internal accounting controls maintained by the Company are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has delivered to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls, as applicable.

2.5 Absence of Changes. Since the Interim Balance Sheet Date, the Company has conducted its business in the ordinary course of business and consistent with past practices of the Company, and, without limiting the generality of the foregoing, except as set forth in Section 5.5 or as set forth in Part 2.5 of the Company Disclosure Schedule:

(a) there has not been a Company Material Adverse Effect and no event has occurred that would reasonably be expected to, have a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets (whether or not covered by insurance) of the Company;

(c) there has not been any resignation or termination of any officer of the Company;

(d) the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of the Company’s capital stock or other securities, other than a repurchase of unvested shares and shares subject to repurchase rights on the termination of employment or consulting services;

(e) the Company has not sold, issued or authorized the issuance of: (i) any capital stock or other security, except pursuant to the exercise of options or other rights issued under the Company Stock Plan; (ii) any option or right to acquire any capital stock or any other security, other than options or other rights issued under the Company Stock Plan in the ordinary course of business and consistent with past practices of the Company; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(f) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of the Company Stock Plan; (ii) any provision of any agreement evidencing any outstanding Company Option; or (iii) any restricted stock purchase agreement, in each case other than as contemplated in Section 1.6(a);

(g) the Company has not amended its certificate of incorporation or bylaws, nor has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(h) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

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(i) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Interim Balance Sheet Date, exceeds $25,000;

(j) the Company has not: (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract; or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

(k) the Company has not: (i) acquired, leased, licensed or been granted any right or other asset from any other Person; (ii) sold, transferred, granted or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except in each case for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices of the Company;

(l) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to a single matter, or in excess of $20,000 in the aggregate;

(m) the Company has not made any pledge or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges or hypothecations of immaterial assets made in the ordinary course of business and consistent with past practices of the Company;

(n) the Company has not: (i) lent money to any Person (other than pursuant to routine travel and business advances made to employees in the ordinary course of business and consistent with past practices of the Company); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(o) the Company has not: (i) established or adopted any Company Employee Plan; or (ii) paid any bonus or made any profit-sharing or similar payment to, or (except in the ordinary course of business and consistent with past practices of the Company) increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(p) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(q) the Company has not filed any Tax election with the Internal Revenue Service or any other tax body;

(r) the Company has not commenced or settled any Legal Proceeding;

(s) the Company has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable incurred by the Company in the ordinary course of business and consistent with past practices;

(t) the Company has not entered into any material transaction or taken any other material action, in each case, outside the ordinary course of business and inconsistent with past practices of the Company; and

(u) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(t)” above.

2.6 Title to Assets.

(a) The Company owns, and has good, valid and marketable title to, or a valid leasehold interest in: (i) all assets reflected on the Interim Balance Sheet (except assets sold or otherwise disposed of since the Interim Balance Sheet Date in the ordinary course of business and consistent with past practices of the Company); (ii) all assets acquired by it since the Interim Balance Sheet Date; and (iii) all other material assets used by the

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Company or reflected in the books and records of the Company as being owned by the Company; except in each case of any assets sold or otherwise disposed of as contemplated by Section 5.5. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for Permitted Encumbrances.

(b) All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound. Part 2.6(b) of the Company Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

2.7 Vote Required. The affirmative vote of the holders of a majority of the Company Capital Stock (the “Required Vote”) is the only vote of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

2.8 Equipment; Leasehold.

(a) This Section 2.8 only applies to real property and tangible assets owned or leased by the Company and not to Intellectual Property or Intellectual Property Rights, for which representations and warranties are solely as set forth in Section 2.9. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted.

(b) The Company does not own any real property or interests in real property other than leasehold interests in the real property leases identified in Part 2.8(b) of the Company Disclosure Schedule. Part 2.8(b) of the Company Disclosure Schedule sets forth a complete list of all real property and interest in real property leased or subleased by the Company (“Leased Real Property”). The Company has good and valid title to the leasehold interests in all Leased Real Property, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule identifies:

(i) in Part 2.9(a)(i) of the Company Disclosure Schedule, all of the patent rights and all registered trademark rights (or trademark rights for which applications for registration have been filed) owned solely by the Company as of the date of this Agreement, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number;

(ii) in Part 2.9(a)(ii) of the Company Disclosure Schedule, all of the patent rights and all registered trademark rights (or trademark rights for which applications for registration have been filed) in which the Company has any co-ownership interest, other than those owned solely by the Company, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number;

(iii) in Part 2.9(a)(iii) of the Company Disclosure Schedule, all of the patent rights and all registered trademark rights (or trademark rights for which applications for registration have been filed) which comprise the Company’s Intellectual Property Rights that relate to the Company Products and which have been licensed, exclusively or non-exclusively, to the Company (indicating where that right, title or interest is exclusive to the Company); and

(iv) in Part 2.9(a)(iv) of the Company Disclosure Schedule, all prior inventions of the Company unrelated, in whole or in part, to ADC Technologies (the “Excluded IP”).

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(b)

(i) The Company owns, co-owns or possesses legally enforceable license rights in and to all of the Company’s Intellectual Property Rights, free and clear of all Encumbrances (except that with respect to the Company’s Intellectual Property Rights that are licensed to the Company, other than Encumbrances arising by virtue of the Contract pursuant to which such license is granted and any Encumbrances granted or incurred by the licensor thereof).

(ii) To the Knowledge of the Company, no third party which is not the U.S. Patent Office or any foreign equivalent governmental administrative agency for patent matters (“Governmental Patent Authority”) is overtly challenging in writing the right, title or interest of the Company or, to the Knowledge of the Company, any licensor of the Company in, to or under the Company’s Intellectual Property Rights, or the validity, enforceability or claim construction of any patent rights comprising the Company’s Intellectual Property Rights that are owned or co-owned or exclusively licensed to the Company.

(iii) To the Knowledge of the Company, there is no opposition, cancellation, proceeding, or objection involving a third party, other than a Governmental Patent Authority, pending with regard to any of the Company’s Intellectual Property Rights owned solely by the Company.

(iv) To the Knowledge of the Company, none of the Company’s Intellectual Property Rights owned solely by the Company are subject to any outstanding Order other than with a Governmental Patent Authority.

(v) To the Knowledge of the Company, with regard to any of the Company’s Intellectual Property Rights co-owned or exclusively licensed to the Company, there is no opposition, cancellation, proceeding, or objection involving a third party, other than a Governmental Patent Authority, pending with regard to any such Intellectual Property Rights, and such Intellectual Property Rights are not subject to any outstanding Order other than with a Governmental Patent Authority.

(vi) To the Knowledge of the Company, no valid basis exists for any of such challenges as set forth in this Section 2.9(b).

(c) To the Knowledge of the Company, as of the date of this Agreement, none of the Company’s Intellectual Property Rights are being infringed or misappropriated by any third party.

(d) To the Knowledge of the Company, the conduct of the Company as it is currently conducted does not infringe, or constitute any contributory infringement, inducement to infringe, misappropriation or unlawful use of, any valid and enforceable Intellectual Property Rights of any other person.

(e) Part 2.9(e) of the Company Disclosure Schedule lists all Company IP Contracts.

(f) Part 2.9(f) of the Company Disclosure Schedule lists all written Contracts, licenses or other arrangements in effect as of the date of this Agreement under which the Company has licensed, granted or conveyed to any third party any right, title or interest in or to any of the Company’s Intellectual Property Rights.

(g) The Company is not obligated to pay any Person any royalties, fees, commissions or other amounts for use by the Company of Intellectual Property Rights, other than as provided in a Contract listed in Part 2.9(e) and Part 2.9(f) of the Company Disclosure Schedule.

(h) Except as set forth in the Company IP Contracts or as disclosed in Part 2.9(f) of the Company Disclosure Schedule, none of the Company’s Intellectual Property Rights is subject to any Contract

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containing any covenant or other provision that limits or restricts in any material manner the ability of the Company: (i) to make, use, import, sell, offer for sale or promote any product anywhere in the world; or (ii) to use, exploit, assert or enforce any of the Company’s Intellectual Property Rights anywhere in the world.

(i) Each of the individuals identified in Part 2.9(i) of the Company Disclosure Schedule has executed and delivered to the Company an agreement regarding the protection of proprietary information and the assignment or license to the Company, of any Intellectual Property Rights arising from services performed for the Company. To the Knowledge of the Company, none of such individuals has materially breached any such agreements. All current and former officers and employees of, and consultants and independent contractors to, the Company who have contributed to the creation or development of any Intellectual Property Rights which relate to any Company Product or are used by the Company in its business as presently conducted, have assigned or licensed any and all such Intellectual Property Rights that such Person may have had to the Company, except to the extent an independent contractor licenses Intellectual Property Rights to the Company pursuant to a Company IP Contract.

(j) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will: (i) contravene, conflict with or result in a limitation on the Company’s right, title or interest in or to any of the Company’s Intellectual Property Rights; (ii) result in a breach of, default under or termination of any Company IP Contract; (iii) result in the release, disclosure or delivery of any of the Company’s Intellectual Property Rights by or to any escrow agent or other Person; (iv) cause the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company’s Intellectual Property Rights; (v) by the terms of any Contract, cause a reduction of any royalties or other payments the Company would otherwise be entitled to with respect to any of the Company’s Intellectual Property Rights; or (vi) by the terms of any Company IP Contract, an increase in any royalty or other payments the Company would otherwise be required to make under such Company IP Contract.

2.10 Contracts.

(a) Part 2.10(a) of the Company Disclosure Schedule identifies:

(i) (A) each Company Contract relating to the employment of, or the performance of services by, any Company Employee; (B) any Company Contract pursuant to which the Company is or may become obligated to make any severance, termination, settlement or similar payment to any Company Employee (other than post-termination benefits continuation coverage required by law); and (C) any Company Contract pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee;

(ii) each Company Contract which provides for indemnification of any officer, director, employee or agent;

(iii) each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company;

(iv) each Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company, other than this Agreement;

(v) each Company Contract relating to the acquisition, ownership, transfer, research, development or sharing of any technology, or material Company IP (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company);

(vi) each Company Contract relating to the license of any patent, copyright, trade secret, utility models, designs, trademarks, know-how or other material Company IP to or from the Company, other than as contemplated by this Agreement;

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(vii) each Company Contract relating to research, development, testing, manufacturing or commercialization of any Product Candidate, including clinical trial agreements, consulting agreements, distribution agreements, supply and contract manufacturing agreements (but excluding purchase orders and confidentiality agreements);

(viii) each Company Contract for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company under the terms of which the Company: (A) paid or otherwise gave consideration of more than $50,000 in the aggregate during fiscal year 2012; (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during fiscal year 2013; (C) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract; or (D) cannot be canceled by the Company without penalty or further payment of less than $50,000;

(ix) each Company Contract pursuant to which the Company: (A) is obligated to pay to any other person royalties or development or similar milestone payments with respect to any Product Candidate; (B) is obligated to provide to any other Person a percentage interest in the sales or revenues of any Product Candidate; or (C) to which the Company has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer’s representative or dealer and each Company Contract including a most-favored-nation provision or other guarantee with respect to pricing;

(x) each Company Contract that requires or obligates the Company to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development for any person other than the Company;

(xi) each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of the Company;

(xii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xiii) each Company Contract imposing any restriction on the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; (C) to develop or distribute any technology or (D) to conduct its business in substantially the manner in which it is currently conducted;

(xiv) each Company Contract: (A) granting or obligating the Company to grant exclusive rights for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any product, patent or other Intellectual Property Right of the Company; or (B) otherwise contemplating an exclusive relationship between the Company and any other Person;

(xv) each Company Contract creating or involving any: (A) distributor, manufacturer’s representative, broker, franchise, agency or dealer relationship (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions); or (B) sales promotion, market research, marketing and advertising services;

(xvi) each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of the Company including any restricted share agreements or escrow agreements, other than this Agreement;

(xvii) each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity (other than indemnification provisions arising in the ordinary course of business and consistent with past practices of the Company (including, without limitation, in standard form Company IP Contracts made available to Parent)) or surety arrangement;

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(xviii) each Company Contract relating to the purchase or sale of any asset (other than immaterial assets in the ordinary course of business) by or to, or the performance of any services by or for, any Company Related Party;

(xix) each Company Contract relating to any liquidation or dissolution of the Company;

(xx) any other Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $25,000 individually, or, when taken together with all other Company Contracts between the Company and such Entity or such Entity’s affiliates, $50,000 in the aggregate; or (B) the performance of services having a value in excess of $25,000 individually, or, when taken together with all other Company Contracts between the Company and such Entity or such Entity’s affiliates, $50,000 in the aggregate; and

(xxi) any other Company Contract that: (A) was entered into outside the ordinary course of business or was inconsistent with past practices of the Company; or (B) is material to the Company or the conduct of its business.

(Contracts in the respective categories described in clauses “(i)” through “(xxi)” above and all Contracts identified, or required to be identified, in Part 2.10(a) of the Company Disclosure Schedule are referred to in this Agreement as “Material Contracts.”)

(b) The Company has made available to Parent accurate and complete copies of all written Material Contracts identified in Part 2.10(a) of the Company Disclosure Schedule, including all amendments thereto. Part 2.10(a) of the Company Disclosure Schedule provides a complete and accurate description of the material terms of each Material Contract that is not in written form. Each Company Contract identified in Part 2.10(a) of the Company Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) the ordinary expiration of the respective Material Contract in due course or termination as expressly permitted thereunder.

(c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule:

(i) The Company has not violated or breached, or committed any default under, in any material respect, any Material Contract, which remains uncured, and, to the Knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under any Material Contract, which remains uncured;

(ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a material violation or material breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a material default or exercise any material remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any material obligation under any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract;

(iii) the Company has never received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract;

(iv) the Company has not waived any of its material rights under any Material Contract; and

(v) no representative of the Company has made any side arrangement or agreement changing, modifying or enhancing any Material Contract.

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(d) To the Knowledge of the Company, each Person against which the Company has or may acquire any rights under any Company Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to the Company. No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under such Company Contract or any other material term or provision of such Company Contract.

(e) Part 2.10(e) of the Company Disclosure Schedule identifies and provides an accurate summary description of each proposed Company Contract that would, if executed, constitute a Material Contract, as to which any outstanding bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company.

2.11 Liabilities.

(a) The Company has no accrued, contingent or other Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except for: (i) Liabilities identified as such in the “liabilities” column of the Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since the Interim Balance Sheet Date in the ordinary course of business and consistent with past practices of the Company; (iii) Liabilities under the Company Contracts identified in Part 2.10(a) of the Company Disclosure Schedule, to the extent the nature and magnitude of such Liabilities can be reasonably ascertained by reference to the text of such Company Contracts; (iv) Liabilities identified in Part 2.11(a) of the Company Disclosure Schedule; and (v) Liabilities incurred in connection with the transactions contemplated hereby, including the Merger.

(b) Part 2.11(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Company as of the month ended prior to the signing of this Agreement and as of the month ended prior to the Effective Time; and (ii) all notes payable of the Company and all other indebtedness of the Company for borrowed money as of the Interim Balance Sheet Date.

(c) The Company has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Act). Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.

(i) Part 2.11(d) of the Company Disclosure Schedule identifies, and provides a complete breakdown of the amounts paid to, each supplier or other Person that received more than $25,000 from the Company since January 1, 2012.

2.12 Compliance with Legal Requirements.

(a) The Company does not possess (nor has ever possessed) nor has any rights or interests with respect to (nor has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.

(b) Part 2.12(b) of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has made available to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.12(b) of the Company Disclosure Schedule.

(c) The Governmental Authorizations identified in Part 2.12(b) of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently conducted. The Company is, and at all times has been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.12(b) of the Company Disclosure Schedule and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply in all material respects with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.12(b) of the Company Disclosure Schedule. The Company has never received any notice or other

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communication (written or otherwise) from any Governmental Body regarding: (i) any actual, alleged, potential or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(d) Without limiting the foregoing, the Company has conducted, and continues to conduct, the business of the Company in all material respects in compliance with all statutes, rules and regulations enforced or administered by the FDA, including with respect to the collection, manufacture, processing, holding, storing, testing, distribution and marketing of products.

(i) The Company has adhered in all material respects, and continue to adhere in all material respects, to the provisions of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and all applicable regulations and guidance thereunder, including, but not limited to the following, to the extent applicable: (A) the requirement for all necessary approvals, permits and licenses; (B) any requirements required under the statutes enforced by or regulations promulgated by the FDA; (C) the FDA’s current Good Manufacturing Practice regulations; (D) establishment registration and product listing; and (E) label, labeling and advertising requirements.

(ii) (A) the Company is not in receipt of any FDA notice of, or to the Knowledge of the Company, subject to, any FDA adverse inspection, finding of any material deficiency, finding of any material non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case related to the Company’s business or to the facilities in which products for the Company’s business are manufactured, collected or handled; (B) no product at the time sold or distributed by or on behalf of the Company has been recalled, suspended or discontinued as a result of any action by the FDA or by the Company; and (C) to the Knowledge of the Company, no claims in the United States or outside the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any product are pending or threatened in writing against the Company or any of the Company’s products that use the Intellectual Property Rights of the Company.

(e) The Company has not received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, warning letter, consent decree, consent agreement, corporate integrity agreement, arbitration or other action from any Governmental Body, including, the FDA, the Drug Enforcement Administration, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General and the U.S. Department of Veterans Affairs Office of Inspector General, alleging potential or actual material non-compliance by, or material liability of, the Company under any applicable Legal Requirements. The Company is not a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or a consent decree with any Governmental Body.

(f) Part. 2.12(f) of the Company Disclosure Schedule lists: (i) all Notices of Inspectional Observations (Form 483); (ii) all establishment inspection reports; (iii) all recall letters and warning letters, in each case (clauses (i), (ii) and (iii)), received by the Company from the FDA, and the responses thereto submitted by the Company relating to the products manufactured or distributed by or for the Company; and (iv) all written communications (including by email) between the FDA and the Company or third parties authorized to communicate on behalf of the Company. A copy of all of the items listed in Part 2.12(f) of the Company Disclosure Schedule has been made available to Parent. To the extent not legally prohibited, Company shall promptly provide to Parent all written communications and information and records regarding all of the items set forth in this Section 2.12 arising after the date of this Agreement through the Closing Date that are material, but in no event later than two (2) business days after receipt or production thereof.

2.13 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) have been or will be filed on or before the applicable due date; and (ii) have been, or will be when

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filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(b) The Financial Statements of the Company fully accrue all actual and contingent Liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.

(c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing against or with respect to the Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens or other Encumbrances for Taxes upon any of the assets of the Company except for Permitted Encumbrances.

(e) The Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company is not, nor has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(f) The Company has not entered into nor become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed prior to the Closing. The Company has never made any distribution to any of its stockholders of stock or securities of a controlled corporation within the meaning of Section 355 of the Code.

2.14 Employee and Labor Matters; Benefit Plans.

(a) Part 2.14(a) of the Company Disclosure Schedule contains a list of all current Company Employees as of the date of this Agreement (other than contractors listed on Part 2.14(e) of the Company Disclosure Schedule), and correctly reflects: (i) their dates of employment; (ii) their positions; (iii) their rate of base wage pay or base annual salary; (iv) any other compensation payable to them (including housing or automobile allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); and (v) any agreements between them and the Company with respect to changes or additions to their compensation or benefits. The Company is not, and has never been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Company Employees. The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. The Company has not had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company Employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

(b) The employment of each of the current Company Employees is terminable by the Company at will. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.

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(c) To the Knowledge of the Company, as of the date of this Agreement, no current Company Employee: (i) intends to terminate his employment with the Company; (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on (A) the performance by such employee of any of such Company Employee’s duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(d) The Company has not employed (nor has ever employed) any Person who is an employee for purposes of social security contributions and/or fiscal legislation for whom all applicable wage tax or social security contributions have not been paid. The Company has paid in full, when due, all social security contributions, including the amounts due to the competent social security for occupational accidents. The Company does not employ (nor has ever employed) any employees with special protection against termination whose employment relationship can only be terminated for cause.

(e) Part 2.14(e) of the Company Disclosure Schedule sets forth, with respect to each independent contractor used by the Company as of the date of this Agreement: (i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by the Company; (ii) a brief description of such independent contractor’s duties and responsibilities; and (iii) fees paid by the Company from January 1, 2013 to September 30, 2013.

(f) No current or former independent contractor, consultant or similar non-employee third party of the Company could be deemed to be a misclassified employee. No independent contractor, consultant or similar non-employee third party is eligible to participate in any Company Employee Plan. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(g) There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened in writing, relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving the Company and any Company Employee, including charges of unfair labor practices or harassment complaints.

2.15 Company Employee Plans and Compensation.

(a) Part 2.15(a) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement relating to the employment of, or the performance of services by, any Company Employee. The Company does not intend, nor has it committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(b) As applicable with respect to each Company Employee Plan, the Company has made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years; (v) the most recent letter of determination from the U.S. Internal Revenue Service relating to the tax-qualified status of the Company Stock Plan, if any; (vi) all material written materials provided to any current Company Employee relating to any Company Employee Plan and any

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proposed Company Employee Plans (other than ordinary course correspondence with respect to Company Options) since January 1, 2010, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (vii) all material correspondence to or from any Governmental Body relating to any Company Employee Plan; and (viii) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.

(c) The Company has not established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (iii) any Company Employee Plan that covers or has covered Company Employees whose services are or have been performed primarily outside of the United States.

(d) No Company Employee Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to the Company Employees as a group) or any other Person that the Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(e) The Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and is not in default or violation of, and to the Knowledge of the Company, no other Person is under default or violation of, the terms of any Company Employee Plan. Each Company Employee Plan has been established and maintained substantially in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened in writing (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan. Except as set forth in Part 2.15(e) of the Company Disclosure Schedule: (i) neither the Company nor any trade or business (whether or not incorporated) which is treated as a single employer with the Company is subject to any liability or penalty under Sections 4976 through 4980D of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (ii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (iii) no Company Employee Plan is covered by Title IV of ERISA; and (iv) no compensation paid or payable to any employee of the Company has been, or will be, non-deductible by reason of application of Section 162(m) of the Code. No Company Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(f) Except as set forth in Section 1.6(a), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute an event (either alone or upon the occurrence of any additional or subsequent events) under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(g) Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any Company Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.

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(h) The Company: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, or other benefits or obligations for Company Employees (other than routine payments to be made in the ordinary course of business and consistent with past practices of the Company). There are no claims or Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company under any worker’s compensation policy or long-term disability policy.

(i) There are no claims or Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against any of the Company Employee Plans, the assets of any of the Company Employee Plans, or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plan, and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such claims or Legal Proceedings.

2.16 Environmental Matters. The Company is, and has been at all times, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Company Employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that would be expected to cause the Company not to be in compliance with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Company Employee or otherwise, that alleges that such current or prior owner, lessee, operator or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedule.

2.17 Insurance.

(a) Part 2.17(a) of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies the annual premium applicable thereto and any material claims made thereunder. Each of the insurance policies identified in Part 2.17(a) of the Company Disclosure Schedule is in full force and effect.

(b) Part 2.17(b) of the Company Disclosure Schedule identifies: (i) each pending application for insurance that has been submitted by or on behalf of the Company; and (ii) each self-insurance or risk-sharing arrangement affecting the Company or any of its assets. The Company has made available to Parent accurate and complete copies of all of the insurance policies identified in Part 2.17(a) of the Company Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 2.17(b) of the Company Disclosure Schedule.

(c) The Company has never received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Company Disclosure Schedule: (a) no Company Related Party has, and no Company Related Party has at any time had, any direct or

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indirect interest in any material asset used in or otherwise relating to the Company’s business; (b) no Company Related Party is, or has at any time been, indebted to the Company; (c) no Company Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Company Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Company Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as a Company Employee).

2.19 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any Company Capital Stock, or any option or other right to Company Capital Stock, or right to receive consideration as a result of this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. No Legal Proceeding involving claims in excess of $20,000 has been commenced by, and no Legal Proceeding involving claims in excess of $20,000 has been pending against the Company.

(b) To the Knowledge of the Company, there is no Order to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.20 Bank Accounts. Part 2.20 of the Company Disclosure Schedule sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name and location of the bank or other financial institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) the type of account; and (d) the names of all individuals authorized to draw on or make withdrawals from such account.

2.21 Authority; Binding Nature of Agreement.

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors (subject, in the case of the Merger, to the adoption of this Agreement and approval of the Merger by the Required Vote). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Company’s board of directors has: (i) unanimously determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement (including the Merger) be submitted for consideration by the Company’s stockholders; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.

(c) No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

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2.22 Non-Contravention; Consents. Except as set forth in Part 2.22 of the Company Disclosure Schedule, neither (A) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; nor (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws (or similar organizational documents) of the Company; or (ii) any resolution adopted by the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) accelerate the maturity or performance of any such Company Contract; or (iii) cancel, terminate or modify any such Company Contract in each case which would result in a Company Material Adverse Effect; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

The Company is not, nor will it be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement; except for (I) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (II) notices to the Company’s stockholders required by the DGCL, the CCC and the Company’s certificate of incorporation.

2.23 Merger Consideration Certificate. All of the information contained in the Merger Consideration Certificate will be complete and accurate immediately prior to the Effective Time (after giving effect to all exercises of Company Options prior to the Effective Time). The allocation of the Merger Consideration set forth in Section 1.5 and the Merger Consideration Certificate will comply with all applicable Legal Requirements, the Company’s certificate of incorporation and bylaws and all other plans and Contracts to which the Company or any securityholder of the Company is party to or by which the Company or any securityholder is bound.

2.24 Full Disclosure. To the Knowledge of the Company, none of the representations or warranties made by the Company in this Agreement (as modified by the Company Disclosure Schedule), and none of the statements made in the Company Closing Certificate, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the representations, warranties or statements contained herein or therein, in the light of the circumstances under which such statements were made, not misleading.

2.25 Brokers; Other Service Providers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Except for the Company’s legal counsel, no Person is entitled to receive any fee or other amount from the Company for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

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2.26 Complete Copies of Materials. The Company has made available true and complete copies of each document which has been requested by Parent or its counsel in connection with their legal and accounting review of the Company.

2.27 No Existing Discussions. Neither the Company nor any Representative of the Company is currently engaged, directly or indirectly, in any discussions with any Person (other than Parent and Merger Sub) relating to any Acquisition Transaction.

3.	REPRESENTATIONS AND WARRANTIES OF EACH KEY STOCKHOLDER

Each Key Stockholder, severally and not jointly, represents and warrants to each of Parent and Merger Sub as follows as of the date of this Agreement and as of the Closing Date:

3.1 Authorization. This Agreement has been duly executed and delivered by such Key Stockholder and is the valid and binding obligation of such Key Stockholder enforceable against him in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2 No Conflict. None of the execution and delivery of this Agreement by such Key Stockholder, the performance by such Key Stockholder of his obligations hereunder or the consummation by such Key Stockholder of the transactions contemplated hereby (with or without the giving of notice or the passage of time, or both), will: (a) conflict with or violate any Legal Requirement or Order to which such Key Stockholder is subject or by which such Key Stockholder or any of his assets is bound; or (b) conflict with, violate, result in a breach of or constitute a default under, or result in the creation of any lien under, any Contract or material Liability to which such Key Stockholder is a party or by which he is bound or to which any of his assets is subject.

3.3 No Consent. No consent, approval, governmental order or authorization of, or registration, qualification, declaration or filing with, any Governmental Body or any other Person, is required by or with respect to such Key Stockholder in connection with any of the execution and delivery by such Key Stockholder of this Agreement or any other instrument or agreement contemplated hereby, the performance by such Key Stockholder of his obligations hereunder or thereunder, or the consummation by such Key Stockholder of the transactions contemplated hereby or thereby (with or without the giving of notice or the passage of time, or both), except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.4 Ownership of Securities. Such Key Stockholder holds and owns of record and beneficially all right, title and interest in and to the shares of Company Capital Stock and Company Options listed opposite the name of such Key Stockholder on Part 2.3(a) of the Company Disclosure Schedule free and clear of all liens and other Encumbrances. Such Key Stockholder owns no, and has no right or obligation to acquire any, other or additional shares of capital stock or other securities of any type or nature of the Company.

3.5 Litigation. There is no claim, action, suit, proceeding (at law or in equity), arbitration or investigation pending or, to the Knowledge of such Key Stockholder, threatened in writing against such Key Stockholder, or relating to or affecting the shares of Company Capital Stock or Company Options held by such Key Stockholder, and there are no governmental orders against such Key Stockholder relating to or affecting the shares of Company Capital Stock or Company Options held by such Key Stockholder.

3.6 Disqualifying Event. Such Key Stockholder has not had a “disqualifying event” as defined in Rule 506(d)(1) of Regulation D of the Securities Act.

3.7 No Broker’s or Finder’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions

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contemplated by this Agreement based upon arrangements made by or on behalf of such Key Stockholder. Except for such Key Stockholder’s legal counsel, no Person is or may become entitled to receive any fee or other amount from such Key Stockholder for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows as of the date of this Agreement and as of the Closing Date:

4.1 Due Organization; Etc.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations in all material respects under all Parent and Merger Sub Contracts.

(b) Parent is qualified to do business in California and Delaware and is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified would not have a Parent Material Adverse Effect. Merger Sub is not required to be qualified, authorized, registered or licensed to do business as a corporation in any jurisdiction other than Delaware. Parent and Merger Sub have never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the names under which Parent and Merger Sub are currently incorporated.

4.2 Capitalization, Etc.

(a) All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and non-assessable, and, except as set forth in the Parent SEC Filings, none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(b) Except as set forth in the Parent SEC Filings, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

(c) All outstanding securities of Parent and Merger Sub have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. There are no preemptive rights applicable to any shares of capital stock of Parent or Merger Sub, nor other rights to subscribe for or purchase securities of Parent or Merger Sub.

4.3 Authority; Binding Nature of Agreement.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their board of directors (subject, in the case of the Merger, to the adoption of this Agreement and approval of the Merger by Parent as the sole stockholder of Merger Sub). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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(b) Merger Sub’s board of directors has: (i) unanimously determined that the Merger is advisable, fair and in the best interests of Merger Sub and Parent as the sole stockholder of Merger Sub; (ii) unanimously recommended the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and directed that this Agreement (including the Merger) be submitted for consideration by Parent as the sole stockholder of Merger Sub; and (iii) to the extent necessary, adopted a resolution having the effect of causing Merger Sub not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. No vote of Parent’s stockholders is needed to adopt this Agreement or approve the Merger.

(c) No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

4.4 Non-Contravention; Consents. Neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub; or (ii) any resolution adopted by the stockholders of Parent or Merger Sub, the board of directors of Parent or Merger Sub or any committee of the board of directors of Parent or Merger Sub;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to the business of Parent or Merger Sub or to any of the assets owned or used by Parent or Merger Sub; or

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent or Merger Sub, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any such Contract, in each case which would result in a Parent Material Adverse Effect.

Neither Parent nor Merger Sub is, nor will be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement; except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.5 Parent SEC Filings. Since January 1, 2013, Parent has filed with the SEC all required reports and filings (the “Parent SEC Filings”). As of the time of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (a) each of the Parent SEC Filings complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and (b) none of the Parent SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments from

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the SEC staff with respect to the Parent SEC Documents and none of the Parent SEC Documents is the subject of ongoing SEC review or investigation. Parent has made available to Company all comment letters from the SEC since January 1, 2013, and all responses thereto. Parent is in compliance, in all material respects, with the applicable listing rules of The Nasdaq Stock Market LLC and has not received any written notice from The Nasdaq Stock Market LLC (“Nasdaq”) asserting any non-compliance with such rules.

4.6 Financial Statements. The financial statements of Parent, including the notes thereto, included in the Parent SEC Filings (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied and Regulation S-X of the SEC (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q under the Exchange Act) and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries at the dates thereof and the consolidated results of its operations, changes in stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). There has been no change in Parent’s accounting policies except as described in the notes to the Parent Financial Statements.

4.7 Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

4.8 Merger Sub. Merger Sub is a direct wholly-owned subsidiary of Parent and: (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement; (b) has engaged in no other business activities; and (c) has conducted its operations only as contemplated by this Agreement. All of the issued and outstanding equity of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Encumbrances, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights and other encumbrances of any nature whatsoever.

4.9 Absence of Certain Changes. Except as expressly contemplated by this Agreement, between the date of Parent’s most recent quarterly report on Form 10-Q required to be filed with the SEC and the date of this Agreement, there has not occurred any change, effect or event that has had or, with notice or lapse of time or both, would reasonably be expected to have a Parent Material Adverse Effect.

4.10 Valid Issuance. The shares of Parent Common Stock to be issued pursuant to Section 1.5 will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.11 Brokers; Other Service Providers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub. Except for Parent’s and Merger Sub’s legal counsel, no Person is or may become entitled to receive any fee or other amount from Parent or Merger Sub for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

4.12 No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement: (i) neither the Company nor any of its Representatives makes, or has made, any representations or warranties relating to the Company or its business or otherwise in connection with the transactions contemplated by this Agreement, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties.

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5.	CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with the terms of this Agreement (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request, including data and information required by Parent to remain in compliance with its SEC and stock exchange listing requirements.

5.2 Operation of the Company’s Business. During the Pre-Closing Period, the business and operations of the Company shall be run in the ordinary course and, in furtherance of such obligation, the Company shall keep and maintain its assets and properties in good operating condition and use its commercially reasonable efforts consistent with good business practice to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with material customers, suppliers, contractors, licensors, licensees and others having business dealings with it, keep its intellectual property unencumbered and keep its policies of insurance, or comparable insurance, in full force and effect. Without limiting the generality of the foregoing, without the written approval of Parent, the Company shall not, except as set forth in Section 5.5:

(a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to any stockholder in its capacity as such; (ii) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than upon exercise of outstanding stock options and warrants); (iii) purchase, redeem or otherwise acquire any shares of its capital stock or other securities; or (iv) waive or otherwise fail to take any action to repurchase shares of outstanding capital stock or other securities that the Company may have with any stockholder;

(b) except for the issuance of shares of Company Common Stock upon exercise or conversion of presently outstanding Company Options, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including any rights, warrants or options to acquire any shares of its capital stock or other securities);

(c) amend or permit the adoption of any amendment to the certificate of incorporation or bylaws of the Company, or effect, or permit the Company to become a party to, any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(d) except as contemplated by this Agreement, form any subsidiary or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(e) alter through merger, liquidation, reorganization, restructuring or in other fashion its corporate structure;

(f) voluntarily dissolve or liquidate;

(g) file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar requirements of law now or hereafter in effect, consent to the entry of an order for relief in an involuntary case under any such requirements of law or apply for or consent to the appointment of a rescuer, liquidator, assignee, custodian or trustee (or similar office) of the Company;

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(h) enter into the active management of a business that is not primarily related to, or in furtherance of, being a pharmaceutical company focused on the research, development and commercialization of proprietary healthcare products;

(i) transfer or license to any person any rights to any Company IP other than the Excluded IP;

(j) enter into any contract for the purchase of real property or any option to extend a lease or other agreement to lease or hold real property;

(k) make any change in the accounting policies applied in the preparation of the financial statements, except as required by GAAP;

(l) increase salaries or enter into, adopt or amend any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment, consulting or management agreement, other than: (i) any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law, or (ii) in the ordinary course of business; provided that no such plan, agreement or arrangement (or amendment thereto) shall provide for severance or similar payments;

(m) pay or commit to pay any bonus to any officer or employee, or make any other change in the compensation of its employees, other than payments, commitments or changes made in accordance with the Company’s normal compensation practices or pursuant to contractual obligations in effect as of the date of this Agreement or as required by applicable law;

(n) prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

(o) enter into any other agreement or commitment to take any action in contravention of the obligations set forth in this Agreement; or

(p) agree or commit to take any of the actions described in clauses “(a)” through “(o)” above.

5.3 Notification; Updates to Company Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (as modified by the Company Disclosure Schedule);

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute, in any material respect, an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any material breach of any covenant or obligation of the Company in this Agreement; and

(iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

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(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement (including for purposes of indemnification pursuant to Section 10); or (ii) determining whether any of the conditions set forth in Section 7 has been satisfied.

5.4 No Negotiation. During the Pre-Closing Period, the Company shall not, directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its affiliates during the Pre-Closing Period.

5.5 Spinco.

(a) Prior to the Closing, the Company shall: (a) transfer to Spinco the Excluded IP and the Company’s interests, agreements and other assets identified on Schedule 5.5; and (b) transfer ownership of Spinco to one or more third parties such that the Company shall have no continuing ownership of Spinco. Such transfers shall not constitute a breach of any term of this Agreement by the Company or any Key Stockholder.

(b) Prior to the Closing, Parent and Company shall, in good faith, negotiate and execute an asset transfer option agreement between Parent and Spinco (the “Asset Option Agreement”) and a license agreement between Parent and Spinco (the “Excluded IP License”).

5.6 Section 280G. Company shall (A) take such steps necessary to secure from each Person who is a “disqualified individual” under Section 280G(c) of the Code and who has a right to any severance payments, accelerated vesting and payment of options and other payments, which would be deemed to constitute “parachute payments” under Section 280G of the Code (the “Potential 280G Payments”), a waiver of such Person’s rights to some or all of the Potential 280G Payments (the “Waived Benefits”) so that all remaining Potential 280G Payments applicable to such Person shall not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code and subject to the imposition of additional tax under Section 4999 of the Code; and (B) seek approval of its Stockholders of the payment of the Waived Benefits in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 (the “280G Approval”). In addition, the Company shall deliver to Parent, prior to seeking the 280(G) Approval; drafts of such 280(G) Approval and related analysis, for Parent review and comment, in order to ensure Parent is reasonably satisfied that the 280(G) Approval will be solicited in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1, and shall not distribute such 280G Approval unless Parent is reasonably satisfied of such. To the extent that the 280(G) Approval is not obtained with respect to any Waived Benefits, such Waived Benefits will not be paid or provided.

5.7 Purchaser Representative. During the Pre-Closing Period, the Company shall facilitate the appointment of a “purchaser representative” as defined by Rule 501(h) of Regulation D under the Securities Act, by

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each holder of Company Capital Stock immediately prior to the Effective Time who is not an Accredited Investor to the extent such appointment is required to comply with applicable Legal Requirements in connection with the issuance of shares of Parent Common Stock in the Merger.

6.	ADDITIONAL COVENANTS OF THE PARTIES

6.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement: (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; and (b) shall use all commercially reasonable efforts to obtain Consents as set forth on Schedule 6.1, as it may be updated from time to time prior to Closing. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.2 Public Announcements. During the Pre-Closing Period, neither the Company nor Parent shall issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other party’s prior written consent, except as required by any Legal Requirement (including rules of any exchange); provided that if disclosure is required by any such Legal Requirement, each of the Company and Parent will use reasonable efforts to consult with the other party prior to issuing any press release or making any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement.

6.3 Commercially Reasonable Efforts. During the Pre-Closing Period, (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use commercially reasonable efforts to cause conditions set forth in Section 8 to be satisfied on a timely basis.

6.4 Communications with Employees. During the Pre-Closing Period, Parent may communicate with Company Employees regarding post-Closing employment matters with Parent or any affiliate of Parent, including compensation and applicable employee benefit plans.

6.5 Intercompany Agreement. Immediately following the Effective Time, Parent and the Surviving Corporation will enter into an intercompany agreement, pursuant to which Parent will agree to provide, either through debt or equity at the Parent’s sole discretion, $1,000,000 per year, for a period of three years immediately following the Effective Time, towards the Surviving Entity’s operating budget. Holders of Company Common Stock as of immediately prior to the Effective Time shall be deemed express third party beneficiaries of this Section 6.5.

6.6 Indemnification of Officers and Directors.

(a) For a period of six (6) years after the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions relating to the exculpation or indemnification of former officers and directors that provide the officers and directors of the Company prior to the Closing with rights that that are no less favorable than the rights afforded to such individuals in the Company’s certificate of incorporation and bylaws as of immediately prior the Effective Time.

(b) For a period of six (6) years after the Effective Time, Parent shall not, and shall not permit the Surviving Corporation to, amend, repeal or modify any provision in the Surviving Corporation’s certificate of incorporation or bylaws relating to the exculpation or indemnification of former officers and directors in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time, it being the intent of the parties hereto that the officers and directors of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law. For a period of six (6) years following the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company, to the fullest extent permitted by the DGCL, provided under the Company’s certificate of incorporation and bylaws in effect on the date

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hereof or provided pursuant to any indemnification agreements in effect as of the date hereof between the Company and the Company’s current and former officers and directors with respect to acts and omissions occurring at or prior to the Closing, subject to applicable law.

(c) For the avoidance of doubt, nothing in this Section 6.6 shall prevent the Surviving Corporation from combining with any other entity (including Parent), or repealing or modifying the Surviving Corporation’s certificate of incorporation or bylaws, or any provision thereof relating to the exculpation or indemnification of former officers and directors, as long as Parent causes the Surviving Corporation to provide the officers and directors of the Company prior to the Closing with rights that in the good faith judgment of Parent are no less favorable than the rights afforded to such individuals in the Surviving Corporation’s certificate of incorporation or bylaws.

(d) Prior to the Closing, the Company shall purchase and fully pay for, at its expense, a six-year “tail” insurance policy with respect to directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (the “D&O Insurance”).

(e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.6.

6.7 Employee Matters.

(a) Following the Effective Time, Parent shall cause service by the employees of the Company who continue to be employed by the Surviving Corporation or by Parent or an affiliate of Parent on and after the Closing (the “Continuing Employees”) to be taken into account for purposes of (1) eligibility under any Parent Employee Plans and (2) determination of benefit levels under any Parent Employee Plan or policy relating to vacation or paid time off, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but not where such credit would result in a duplication of benefits.

(b) From and after the Effective Time, Parent shall use its commercially reasonable efforts to (i) cause to be waived any pre-existing condition limitations and any waiting-period limitations under welfare benefit plans, policies or practices of Parent (or any of its affiliates) in which the Continuing Employees participate, and (ii) cause to be credited under each of Parent’s (or its affiliates’) employee benefit plans in which the Continuing Employees participate any deductibles, co-payment amounts and out-of-pocket expenses incurred by each Continuing Employee and his or her beneficiaries and dependents during the portion of the calendar year prior to participation in Parent’s (or its affiliates’) employee benefit plans.

(c) Nothing in this Agreement will prohibit Parent from amending or terminating any benefit plan or arrangement covering any Continuing Employee on or after the Closing Date. Nothing in this Agreement will prohibit Parent from terminating a Continuing Employee at any time after Closing and this Agreement shall not guarantee employment for a Continuing Employee for any period of time.

6.8 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who, in connection with the consummation of the Merger, will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9 Registration Rights Agreement. Prior to the Closing, Parent and Company shall, in good faith, negotiate a registration rights agreement to be entered into by and among Parent and each holder of Company Capital Stock outstanding immediately prior to the Effective Time (the “Registration Rights Agreement”).

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7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by the Company in Section 2 shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made at the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects on and as of such date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and does not have a Company Material Adverse Effect; provided, however, that: (a) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (b) for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

7.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. The adoption of this Agreement shall have been duly approved by the Required Vote.

7.4 Governmental Consents. All filings with and other Consents of any Governmental Body required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.

7.5 Consents. All Consents set forth on Schedule 7.5, as it may be updated from time to time prior to Closing, shall have been obtained and shall be in full force and effect.

7.6 280G Stockholder Approval. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any Company Employees, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, with the consequence that such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”

7.7 Employment Agreements, Non-Competition Agreements and General Releases. Each Employment Agreement, Non-Competition Agreement and General Release executed by those individuals identified on Exhibit B-1 shall be in full force and effect.

7.8 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Excluded IP License, executed by Spinco;

(b) the Asset Option Agreement, executed by Spinco;

(c) a certificate to the effect that each of the conditions specified in Sections 7.1 and 7.2 is satisfied in all respects, executed by the chief executive officer or chief financial officer and the secretary of the Company;

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(d) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s: (i) certificate of incorporation; (ii) bylaws; (iii) board resolutions approving the Merger and adopting this Agreement; and (iv) the Written Consent;

(e) the Certificate of Merger, duly executed by the Company;

(f) a certificate (the “Merger Consideration Certificate”), duly executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, containing the following information and the representation and warranty of the Company that all of such information is true and accurate as of the Closing:

(i) the aggregate amount of the Company Transaction Expenses paid or payable (including any Company Transaction Expenses that will become payable after the Effective Time with respect to services performed or actions taken prior to the Effective Time) (including an itemized list of each Company Transaction Expenses with a general description of the nature of such expenses and the Person to whom such expense was or is owed) and the Deductible Transaction Expense Shares (including the calculation thereof);

(ii) the name and address of record of each Person who is a stockholder of the Company immediately prior to the Effective Time;

(iii) the number and class of securities held by each such individual immediately prior to the Effective Time;

(iv) identification of whether each such individual is an Accredited Investor;

(v) the number of shares of Parent Common Stock that each stockholder of the Company is entitled to receive pursuant to Section 1.5;

(vi) the number of shares of Parent Common Stock to be held back by Parent and contributed to the Holdback Shares pursuant to Sections 1.7(c) and (d) with respect to the shares of Company Capital Stock held by the Key Stockholders;

(g) written acknowledgments pursuant to which the outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or otherwise; and (ii) that it has been paid in full and is not (and will not be) owed any other amount by the Company with respect to this Agreement, the transactions contemplated by this Agreement or otherwise;

(h) written resignations of each officer and director of the Company, effective as of the Effective Time;

(i) a questionnaire, completed by each holder of Company Capital Stock outstanding immediately prior to the Effective Time, indicating in a manner satisfactory to Parent, whether such holder is an Accredited Investor;

(j) a statement from the Company, signed by an authorized officer of the Company, that the Company is not, and has not been at any time during the five (5) years preceding the date of such statement, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, such statement in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and proof reasonably satisfactory to Parent that the Company has provided notice of such statements to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(k) the Registration Rights Agreement executed by each holder of Company Capital Stock outstanding immediately prior to the Effective Time.

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7.9 Completion of Due Diligence. Parent shall have completed, to its reasonable satisfaction, reasonable diligence based upon the Company Disclosure Schedule, as supplemented by the Company from time to time prior to the Closing.

7.10 Absence of Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

7.11 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.12 No Legal Proceedings. No Governmental Body shall have commenced or threatened to commence any Legal Proceeding: (a) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of damages in connection with the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement; or (d) seeking to compel the Company, Parent or any affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in Section 4 shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made at the Closing (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects on and as of such date), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, has not had and does not have a Parent Material Adverse Effect; provided, however, that all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

8.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Governmental Consents. All filings with and other Consents of any Governmental Body required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.

8.4 Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Registration Rights Agreement, duly executed by Parent;

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(b) a certificate executed on behalf of Parent by the chief executive officer or chief financial officer and the secretary of Parent containing the representation and warranty of Parent that each of the conditions specified in Sections 8.1, 8.2, 8.3 and 8.5 have been duly satisfied in all respects (the “Parent Closing Certificate”);

(c) the Excluded IP License, executed by Parent;

(d) the Asset Option Agreement, executed by Parent; and

(e) each Employment Agreement, duly executed by Parent.

8.5 Absence of Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred and be continuing.

8.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

8.7 No Legal Proceedings. No Governmental Body shall have commenced any Legal Proceeding: (a) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of damages in connection with the Merger or any of the other transactions contemplated by this Agreement; (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement; or (c) seeking to compel the Company, Parent or any affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

8.8 Approval for Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

9.	TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent if the Closing has not taken place on or before 5:00 p.m. (Pacific time) on March 14, 2014 (the “Expiration Date”) (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company in connection with the transactions contemplated by this Agreement);

(c) by the Company if the Closing has not taken place on or before 5:00 p.m. (Pacific time) on the Expiration Date (other than as a result of any failure on the part of the Company or the Key Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent in connection with the transactions contemplated by this Agreement);

(d) by either Parent or the Company if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

(e) by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date

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subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company through the use of reasonable efforts within twenty (20) days following the date Parent notifies the Company in writing of the existence of such inaccuracy or breach and the Expiration Date (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period; provided that the Company, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period);

(f) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts during the period within twenty (20) days following the date the Company notifies Parent in writing of the existence of such inaccuracy or breach and the Expiration Date (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(f) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period; provided that Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period).

9.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1(b), Section 9.1(d) or Section 9.1(e), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1(c), Section 9.1(d) or Section 9.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11, this Section 9.3 and the definitions used in each of the foregoing sections, including those set forth on Exhibit A. Upon termination of this Agreement, each of the parties to this Agreement shall, in all events, be bound by and be subject to that certain Non-Disclosure Agreement, dated August 26, 2013, by and between Parent and the Company (the “Non-Disclosure Agreement”).

10.	INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) General Survival. Subject to Section 10.1(b) and Section 10.1(d), the representations and warranties made by the Company, Parent and Merger Sub in this Agreement and the representations and warranties set forth in the Company Closing Certificate, the Parent Closing Certificate and the Merger Consideration Certificate, in each case other than the Specified Representations, shall survive the Effective Time and shall expire on the twelve-month anniversary of the Closing Date (“Termination Date”); provided, however, that if, at any time prior to the Termination Date, a written notice is delivered to the Indemnitors or Parent, as applicable, alleging in good faith the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a

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claim for recovery under Section 10.2 or under Section 10.6, as applicable, based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved.

(b) Specified Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), the Specified Representations shall survive the Effective Time indefinitely.

(c) Intentional Misrepresentation; Fraud. Notwithstanding anything to the contrary contained in Section 10.1(a), the limitations set forth in Section 10.1(a) shall not apply in the case of claims based upon intentional misrepresentation or fraud.

(d) Representations Not Limited. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(e) Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

10.2 Indemnitees’ Rights to Indemnification.

(a) Indemnification. From and after the Effective Time (but subject to Sections 10.1 and 10.3), Zhenwei Miao and Gang Chen (collectively, the “Indemnitors”) shall, on a joint and several basis, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement (in each case, without giving effect to any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement);

(ii) any inaccuracy in or breach of any representation or warranty made by the Company: (A) in this Agreement as if such representation or warranty was made on and as of the Closing (other than representations and warranties which by their terms are made as of a specific date); or (B) in the Company Closing Certificate (in each case, without giving effect to any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement);

(iii) any claims (A) related to employment or compensation matters brought by employees or consultants of the Company who were terminated prior to or as of the Closing or (B) by any Governmental Body with respect to any Taxes related to employee or consultant compensation paid or accrued by the Company prior to the Closing;

(iv) any inaccuracy in or breach of any representation or warranty set forth in the Merger Consideration Certificate;

(v) any breach of any covenant or obligation of the Company in this Agreement at or prior to the Closing;

(vi) the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL or CCC (or under any other any applicable Legal Requirement) for any amount in excess of what is payable by Parent in accordance with Section 1.5 hereof; or

(vii) fraud or intentional misrepresentation by the Company.

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(b) Damage to Parent. The parties acknowledge and agree that if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Company or any Key Stockholder, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

10.3 Limitations to Indemnitee’s Rights.

(a) Basket. Subject to Section 10.3(b), the Indemnitors shall not be required to make any indemnification payment pursuant to Sections 10.2(a)(i) and 10.2(a)(ii) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $75,000 in the aggregate. If the total amount of such Damages exceeds $75,000 in the aggregate, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $ 75,000.

(b) Applicability of Basket. The limitations set forth in Section 10.3(a) shall not apply: (i) in the case of fraud or intentional misrepresentation; (ii) to inaccuracies in or breaches of any of the Specified Representations; or (iii) to the matters referred to in Sections 10.2(a)(iii), 10.2(a)(iv), 10.2(a)(v), or 10.2(a)(vi).

(c) Recourse. Subject to Section 10.3(d) (and for the avoidance of doubt, subject to any injunction or other equitable remedies that may be available to the Indemnitees), the shares of Parent Common Stock constituting the aggregate Merger Consideration otherwise payable to the Indemnitors (or the amount provided in Section 10.3(e) in the event the shares of Parent Common Stock constituting the Merger Consideration have been sold or otherwise transferred) shall be the Indemnitees’ sole and exclusive remedy for monetary Damages resulting from the matters referred to in Section 10.2.

(d) Applicability of Liability Cap. The limitations set forth in Section 10.3(c) shall not apply in the case of intentional misrepresentation or fraud.

(e) Calculation of Value of Merger Consideration. For purposes of determining the amount of Damages that are satisfied by each share of Merger Consideration in the case of permanent retention by Parent of any of the Holdback Shares or, if applicable, in the case of Merger Consideration that is returned by an Indemnitor to Parent to satisfy such obligations, each such Holdback Share shall be deemed to be equal to the Common Value; provided that, with respect to the shares of Parent Common Stock constituting the Merger Consideration that have been sold or otherwise transferred by an Indemnitor, the amount shall be deemed to be equal to the amount, net of Taxes incurred by such Indemnitor, that such Indemnitor received as a result of such sale.

(f) Exceptions. Notwithstanding anything to the contrary herein, the amount of any Damages incurred or suffered by an Indemnitee shall be calculated net of any insurance proceeds actually received by any Indemnitee from any third-party insurer in connection with such Damages (net of any applicable deductibles, co-payments and similar costs or payments).

10.4 No Contribution. Each of the Indemnitors waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or any other agreement or document delivered or made available to Parent in connection with the consummation of the transactions contemplated by this Agreement.

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10.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub, any of the Company, Parent or any other Person) with respect to which the Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 10.2, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel consented to in writing by the Indemnitors, which consent shall not be unreasonably withheld. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(a) subject to the other provisions of Section 10, all reasonable, actual and documented expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;

(b) each Indemnitor shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of both Indemnitors, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Indemnitors consent to a settlement, adjustment or compromise, the Indemnitors shall not unreasonably withhold or delay such consent).

Parent shall give the Indemnitors prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or the Company; provided, however, that any failure on the part of Parent to so notify the Indemnitors shall not limit any of the obligations of the Indemnitors under Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Indemnitors may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Indemnitors may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed).

10.6 Indemnification by Key Stockholders. From and after the Effective Time (but subject to Section 10.1 and 10.3), the Key Stockholders shall severally and not jointly hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which directly or indirectly are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of: (a) any inaccuracy in or breach of any representation or warranty made by such Key Stockholder in this Agreement as of the date of this Agreement or on and as of the Closing (other than representations and warranties which by their terms are made as of a specific date and in each case, without giving effect to any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement); or (b) any breach of any covenant or obligation of such Key Stockholder in this Agreement. The total amount of indemnification payments that each Key Stockholder can be required to make to the Indemnitees pursuant to this Agreement shall be limited to the shares of the Parent Common Stock constituting the Merger Consideration received by such Key Stockholder (or the amount provided in Section 10.3(e) in the event the shares of Parent Common Stock constituting the Merger Consideration have been sold or otherwise transferred).

10.7 Sole and Exclusive Remedy. Except with respect to claims based on intentional misrepresentation, fraud and the right of a party to seek specific performance for a breach or threatened breach of covenant as provided in Section 11.10, after the Closing, the indemnification rights of the Indemnitees under this Section 10 shall be the exclusive remedy of the Indemnitees with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

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10.8 Holdback Payments.

(a) Once Damages have been agreed to by the Indemnitors or finally adjudicated to be payable pursuant to this Agreement, the Indemnitors shall satisfy their obligations within fifteen (15) days of such final, non-appealable adjudication by forfeiture of Holdback Shares, or if no Holdback Shares remain, then, if applicable by the return of Merger Consideration to Parent (or if such Holdback Shares or Merger Consideration has been sold or otherwise transferred, the amount, net of Taxes, that the Person received as a result of such sale).

(b) So long as: (i) Zhenwei Miao is employed by Parent or one of its direct or indirect subsidiaries or affiliates through the Termination Date, or (ii) if Zhenwei Miao is not employed by Parent or one of its affiliates through the Termination Date, then (A) if his employment was terminated “without cause,” or (B) if he resigned from such employment for “good reason” (“without cause” and “good reason” as defined in the Employment Agreement with Zhenwei Miao, as may be amended or restated from time to time), Parent shall, within fifteen (15) days following the Termination Date, distribute to Zhenwei Miao a number of shares of Parent Common Stock equal to the amount (if any) by which (I) the Miao Holdback Shares, reduced by any Miao Holdback Shares previously permanently retained therefrom by Parent or any other Indemnitee with respect to indemnification claims relating to this Agreement, in accordance with the terms of this Agreement, exceeds (II) the aggregate amount claimed under all pending indemnification claims made by the Indemnitees that remain unresolved at such time (the amount of such excess, the “Miao Holdback Payment”). Upon final resolution of pending indemnification claims made by Indemnitees that were unresolved at such time, Parent shall distribute any Miao Holdback Shares retained by Parent after the distribution of the Miao Holdback Payment to which Zhenwei Miao becomes entitled to receive within fifteen (15) days following the date of such final resolution.

(c) So long as: (i) Gang Chen is employed by Parent or one of its direct or indirect subsidiaries or affiliates through the Termination Date, or (ii) if Gang Chen is not employed by Parent or one of its affiliates through the Termination Date, then (A) if his employment was terminated “without cause,” or (B) if he resigned from such employment for “good reason” (“without cause” and “good reason” as defined in the Employment Agreement with Gang Chen, as may be amended or restated from time to time), Parent shall, within fifteen (15) days following the Termination Date, distribute to Gang Chen a number of shares of Parent Common Stock equal to the amount (if any) by which (I) the Chen Holdback Shares, reduced by any Chen Holdback Shares previously permanently retained therefrom by Parent or any other Indemnitee with respect to indemnification claims relating to this Agreement, in accordance with the terms of this Agreement, exceeds (II) the aggregate amount claimed under all pending indemnification claims made by the Indemnitees that remain unresolved at such time (the amount of such excess, the “Chen Holdback Payment”). Upon final resolution of pending indemnification claims made by Indemnitees that were unresolved at such time, Parent shall distribute any Chen Holdback Shares retained by Parent after the distribution of the Chen Holdback Payment to which Gang Chen becomes entitled to receive within fifteen (15) days following the date of such final resolution.

10.9 Claims. Any claim for indemnification by an Indemnitee under this Section 10 shall be asserted against the indemnifying party by giving the indemnifying party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after Indemnitee becomes aware of the claim. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses by reason of such failure. Such notice by Indemnitee shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the indemnified party. The indemnifying party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. The Indemnitee shall allow the indemnifying party and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Indemnitee shall assist the indemnifying party’s investigation by giving such information and assistance (including access to the indemnified party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the indemnifying party or any of its professional advisors may reasonably request. If the indemnifying party does not so respond within such thirty (30) day period, the indemnifying party shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

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11.	MISCELLANEOUS PROVISIONS

11.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review); (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; (d) the satisfaction of any conditions to the Closing; and (e) the consummation of the Merger; provided, however, that the Deductible Transaction Expense Shares shall be deducted from the Merger Consideration. Notwithstanding the foregoing, at the Closing, Parent shall reimburse Company for up to an aggregate of $225,000 in connection with legal fees and costs and expenses that have been incurred or that are incurred by the Company in connection with the transactions contemplated by this Agreement (including the Company Disclosure Schedule) and all agreements, certificates and other instruments and documents delivered or to be delivered by the Company in connection with the transactions contemplated by this Agreement, which fees, costs and expenses shall be set forth in the Merger Consideration Certificate.

11.3 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile before 5:00 p.m. (Pacific time) with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent via facsimile after 5:00 p.m. (Pacific time) with confirmation of receipt, the business day after being sent; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Sorrento Therapeutics, Inc.

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

Attention: Richard Vincent, CFO

Facsimile: (858) 210-3759

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with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Glen Y. Sato

Facsimile: (650) 849-7400

if to the Company:

Concortis Biosystems, Corp.

11760 Sorrento Valley Road, Suite N

San Diego, CA 92121

Attention: Chief Executive Officer

Facsimile: (858) 876-1889

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Attention: Jeffrey T. Hartlin, Esq.

Facsimile: (858) 458-3122

if to the Indemnitors:

Zhenwei Miao

15887 Sunnyfield Place

San Diego, CA 92127

(858) 524-5358

Gang Chen

5277 Quaker Hill Lane

San Diego, CA 92130

(858) 822-9544

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Attention: Jeffrey T. Hartlin, Esq.

Facsimile: (858) 458-3122

11.5 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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11.7 Counterparts; Exchange by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.8 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Venue. Except as otherwise provided in this Section 11.8, any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional misrepresentation or fraud) may be brought or otherwise commenced in any state or federal court located in the County of San Diego in the State of California. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego in the State of California (and each appellate court located in the County of San Diego in the State of California) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the County of San Diego in the State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the County of San Diego in the State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Indemnification Claims. Any claim for indemnification, compensation or reimbursement pursuant to Section 10 shall be brought and resolved exclusively in accordance with Exhibit F (it being understood that, for the avoidance of doubt and without limiting any portion of Section 11.8(b): (i) any claim based upon intentional misrepresentation or fraud may be brought and resolved in accordance with Section 11.8(b) rather than in accordance with Exhibit F; and (ii) nothing in this Section 11.8(c) shall prevent Parent from seeking preliminary injunctive relief from a court of competent jurisdiction).

11.9 Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees; and the respective successors and assigns, if any, of the foregoing. Merger Sub may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other affiliate of Parent without obtaining the consent or approval of any other party hereto or of any other Person.

11.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

11.11 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

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(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.14 Parties in Interest. Except for the provisions of Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.15 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

11.16 Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein and any other representation or warranty if it is readily apparent from the information disclosed that it is relevant to such other representation or warranty. The Company Disclosure Schedule will be delivered by the Company to Parent after the date of this Agreement and at least five (5) business days prior to the Closing; provided that Parent acknowledges and agrees that the Company Disclosure Schedule will be deemed effective as of the date of this Agreement, as applicable.

11.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing Date; or (b) the date on which such Non-Disclosure Agreement is terminated or expires in accordance with its terms.

11.18 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

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(d) Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(e) The phrase “delivered to Parent” or similar phrases shall mean that true and correct copies of the subject document were posted to the data room created by the Company for the transaction contemplated by this Agreement at least twenty-four hours prior to the signing of this Agreement.

[Remainder of Page Intentionally Left Blank]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

PARENT:

SORRENTO THERAPEUTICS, INC., a Delaware corporation

/s/ Henry Ji
Name:	Henry Ji
Title:	Chief Executive Officer

MERGER SUB:

CATALYST MERGER SUB, INC., a Delaware corporation

/s/ Henry Ji
Name:	Henry Ji
Title:	Chief Executive Officer

THE COMPANY:

CONCORTIS BIOSYSTEMS, CORP., a Delaware corporation

/s/ Zhenwei Miao
Name:	Zhenwei Miao
Title:	President

KEY STOCKHOLDERS:

/s/ Zhenwei Miao
ZHENWEI MIAO

/s/ Gang Chen
GANG CHEN

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“280G Approval” shall have the meaning set forth in Section 5.6 of the Agreement.

“Accredited Investor” shall mean an holder of Company Capital Stock as of immediately prior to the Effective Time that is an “accredited investor” as defined by Rule 501(a) of Regulation D under the Securities Act.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) the sale, license or disposition of all or a material portion of any of the Company’s business or assets;

(b) the issuance, disposition or acquisition of: (i) any capital stock or other security of the Company (other than Company Common Stock issued to current or former service providers of the Company upon exercise of Company Options); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of the Company; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

“ADC Technology” shall mean any drug-conjugated Antibody, components or methods of Antibody conjugation or other connecting or linking technologies and any an immuntoxin or other cytotoxic agent technology, including but not limited to cytotoxic or growth-inhibiting compounds, cell signaling agonists or antagonists, transcription-modulating molecules, nanoparticles, micelles, liposomes, and other particle-like structures containing payloads. For clarity, ADC Technology includes any elements or components required to create, develop or manufacture a drug-conjugated Antibody such as Company’s “C-Lock” and “K-Lock” methods of conjugation. “Antibody” shall mean any antibody or fragment or portion thereof, in any form, whether human, humanized, chimeric, murine or from any other source (and including bispecific antibodies, single chain antibodies and any other form of antibodies or functional fragments thereof, including Fab, and F(ab’)2, or covalent assemblies of antibody variable domains, such as single-chain Fragment variable (scFv)).

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

“Asset Option Agreement” shall have the meaning set forth in Section 5.5(b) of the Agreement.

“CCC” shall have the meaning set forth in the recitals to the Agreement.

“Certificate of Merger” shall have the meaning set forth in Section 1.3 of the Agreement.

“Chen Holdback Payment” shall have the meaning set forth in Section 10.8(c) of the Agreement.

“Chen Holdback Shares” shall mean 15% of the aggregate number of shares of Parent Common Stock to be received by Gang Chen as Merger Consideration pursuant to Section 1.5(c) of the Agreement.

“Closing” shall have the meaning set forth in Section 1.3 of the Agreement.

“Closing Date” shall have the meaning set forth in Section 1.3 of the Agreement.

Schedule 7.5

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Value” shall mean the closing price of one share of Parent Common Stock on the last business day prior to the Closing, as reported by the Over-the-Counter Bulletin Board, or any national securities exchange on which the Parent Common Stock is then listed.

“Company” shall have the meaning set forth in the preamble to the Agreement.

“Company Capital Stock” shall mean the Company Common Stock.

“Company Common Stock” shall mean the common stock, $0.005 par value per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Cure Period” shall have the meaning set forth in Section 9.1(e) of the Agreement.

“Company Disclosure Schedule” shall mean the schedule delivered to Parent on behalf of the Company and prepared in accordance with Section 11.16 of the Agreement.

“Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any affiliate controlled by the Company.

“Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company to make any payments or provide any benefits in connection with such termination.

“Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits (other than immaterial fringe benefits) or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Company Employee, or with respect to which the Company has or may reasonably be expected to have any liability or obligation, excluding any Company Employee Agreement.

“Company Financial Statements” shall have the meaning set forth in Section 2.4(a) of the Agreement.

“Company IP” shall mean all Intellectual Property and Intellectual Property Rights in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company IP Contract” shall mean any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company (other than “shrink wrap,” “click through” or similar license agreements accompanying widely available computer software that have not been modified or customized for the Company).

“Company Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, a “Company Effect”) that (considered together with all other Company Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the business, financial condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations or financial performance of the Company taken as

2.

a whole; or (b) the ability of the Company to perform any of its material covenants or obligations under the Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by the Agreement; provided, however, that the foregoing clause “(a)” shall not include any Company Effect occurring after the date of the Agreement and resulting from any of the following (either alone or in combination) and no such Company Effect occurring after the date of the Agreement and resulting from any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general economic, business, financial, technological or regulatory conditions or changes in securities or credit markets in general to the extent not having a disproportionate effect (relative to other participants in the Company’s industries) on the Company; (ii) general changes in the industries in which the Company operates that do not disproportionately and adversely affect the Company as compared to other entities operating in such industries; (iii) acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof, natural disasters, weather conditions, explosions or fires or other force majeure events in any country or region in the world, except to the extent disproportionately affecting the Company compared to other entities operating in such industries; (iv) any adverse effect arising from or otherwise related to changes in Legal Requirements or changes in GAAP, including applicable accounting regulations or principles or interpretations thereof, in each case to the extent not having a disproportionate effect (relative to other participants in the Company’s industries) on the Company; (v) any action requested in writing by Parent to be taken or any action prohibited from being taken in writing by Parent after the date of the Agreement; and (vi) any adverse effect arising from or otherwise related to the announcement or pendency of the Agreement or the transactions contemplated by the Agreement, including the impact thereof on relationships of Company, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators.

“Company Option” shall mean each option to purchase Company Common Stock whether or not issued under the Company Stock Plan.

“Company Products” shall mean all products under development at any time by the Company and all products produced, manufactured, marketed or distributed at any time by the Company.

“Company Related Party” shall mean: (a) each stockholder who holds more than 1% of the Company; (b) each individual who is, or who has at any time since inception been, an officer or director of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded Entity shall not be deemed to be an interest in such Entity.

“Company Returns” shall have the meaning set forth in Section 2.13(a) of the Agreement.

“Company Stock Certificate” shall have the meaning set forth in Section 1.7 of the Agreement.

“Company Stock Plan” shall mean the Company’s 2011 Equity Incentive Plan.

“Company Transaction Expenses” shall mean all fees, costs, expenses, payments, expenditures or Liabilities of the Company, whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at the Effective Time, and whether or not invoiced prior to the Effective Time, that relate to the Agreement, any of the transactions contemplated by the Agreement, including any fees, costs or expenses payable to the Company’s outside legal counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of the Company, but excluding any non-cash expenses resulting from the acceleration of vesting of the Company Options in accordance with Section 1.6(a) of the Agreement, the cost of D&O Insurance and fees incurred in connection with the preparation and review of the Company’s Interim Balance Sheet and the related unaudited statement of revenues and expenses of the Company for the nine months then ended.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

3.

“Continuing Employees” shall have the meaning set forth in Section 6.7(a) of the Agreement.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“D&O Insurance” shall have the meaning set forth in Section 6.6(d) of the Agreement.

“Damages” shall mean any loss, damage, injury, Liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, but excluding punitive damages.

“Deductible Transaction Expense Shares” shall mean that number of shares of Parent Common Stock equal to: (a) the Company Transaction Expenses that exceed $225,000; divided by (b) the Common Value.

“DGCL” shall have the meaning set forth in the recitals of the Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 1.10(a) of the Agreement.

“Effective Time” shall have the meaning set forth in Section 1.3 of the Agreement.

“Employment Agreement” shall have the meaning set forth in the recitals of the Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, license, option, right of first refusal, encumbrance, claim or restriction of any nature.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded IP” shall have the meaning set forth in Section 2.9(a)(iv) of the Agreement.

“Excluded IP License” shall have the meaning set forth in Section 5.5(b) of the Agreement.

“Expiration Date” shall have the meaning set forth in Section 9.1(a) of the Agreement.

“FDA” shall mean the United States Food and Drug Administration.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“General Release” shall have the meaning set forth in the recitals of the Agreement.

4.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Governmental Patent Authority” shall have the meaning set forth in Section 2.9(b)(ii) of the Agreement.

“Grant Date” shall have the meaning set forth in Section 2.3(b) of the Agreement.

“Holdback Shares” shall mean the Miao Holdback Shares and the Chen Holdback Shares.

“Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including Merger Sub and, following the Merger, the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Indemnitors shall not be deemed to be “Indemnitees.”

“Indemnitors” shall have the meaning set forth in Section 10.2(a) of the Agreement.

“Intellectual Property” shall mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, utility models, formulae, designs, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies, summaries or other documentation).

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property, including without limitations, design rights, semiconductor chips rights and domain name rights; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Interim Balance Sheet” shall have the meaning set forth in Section 2.4(a)(ii) of the Agreement.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 2.4(a)(ii) of the Agreement.

“Key Stockholder” shall have the meaning set forth in the preamble of the Agreement.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would have known such fact or other matter after reasonable inquiry under the circumstances. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of the Company or any Key Stockholder has Knowledge of such fact or other matter. Parent shall be deemed to have “Knowledge” a particular fact or other matter if any executive officer or director of Parent or Merger Sub has Knowledge of such fact or other matter.

5.

“Leased Real Property” shall have the meaning set forth in Section 2.8(b) of the Agreement.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Contracts” shall have the meaning set forth in Section 2.10(a) of the Agreement.

“Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law.

“Merger” shall have the meaning set forth in the recitals of the Agreement.

“Merger Consideration” shall mean the number of shares of Parent Common Stock that equals the difference between: (a) 1,331,978 shares of Parent Common Stock, provided, however, that if, between the date of the Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, then the foregoing number of shares of Parent Common Stock shall be correspondingly adjusted; minus (b) the Deductible Transaction Expense Shares.

“Merger Consideration Certificate” shall have the meaning set forth in Section 7.7(e) of the Agreement.

“Merger Sub” shall have the meaning set forth in the preamble of the Agreement.

“Miao Holdback Payment” shall have the meaning set forth in Section 10.8(b) of the Agreement.

“Miao Holdback Shares” shall mean 15% of the aggregate number of shares of Parent Common Stock to be received by Zhenwei Miao as Merger Consideration pursuant to Section 1.5(c) of the Agreement.

“Non-Competition Agreements” shall have the meaning set forth in the recitals of the Agreement.

“Non-Disclosure Agreement” shall have the meaning set forth in Section 9.3 of the Agreement.

“Non-Dissenting Stockholder” shall have the meaning set forth in Section 1.8(b) of the Agreement.

“Order” shall mean any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Body.

6.

“Parent” shall have the meaning set forth in the preamble of the Agreement.

“Parent Closing Certificate” shall have the meaning set forth in Section 8.4(b) of the Agreement.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“Parent Cure Period” shall have the meaning set forth in Section 9.1(f) of the Agreement.

“Parent Financial Statements” shall have the meaning set forth in Section 4.6 of the Agreement.

“Parent Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, a “Parent Effect”) that (considered together with all other Parent Effects) is, or would reasonably be expected to be or to become, materially adverse to: (a) the business, financial condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations or financial performance of Parent and its Subsidiaries taken as a whole; or (b) the ability of Parent or Merger Sub to perform any of its material covenants or obligations under the Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by the Agreement; provided, however, that the foregoing clause “(a)” shall not include any Parent Effect occurring after the date of the Agreement and resulting from any of the following (either alone or in combination) and no such Parent Effect occurring after the date of the Agreement and resulting from any of the following shall be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) changes in general economic, business, financial, technological or regulatory conditions or changes in securities or credit markets in general to the extent not having a disproportionate effect (relative to other participants in Parent’s industries) on Parent; (ii) general changes in the industries in which Parent operates that do not disproportionately and adversely affect Parent as compared to other entities operating in such industries; (iii) acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof, natural disasters, weather conditions, explosions or fires or other force majeure events in any country or region in the world, except to the extent disproportionately affecting Parent compared to other entities operating in such industries; (iv) any adverse effect arising from or otherwise related to changes in Legal Requirements or changes in GAAP, including applicable accounting regulations or principles or interpretations thereof, in each case to the extent not having a disproportionate effect (relative to other participants in Parent’s industries) on Parent; (v) any action requested in writing by the Company to be taken or any action prohibited from being taken in writing by the Company after the date of the Agreement; and (vi) any adverse effect arising from or otherwise related to the announcement or pendency of the Agreement or the transactions contemplated by the Agreement, including the impact thereof on relationships of Parent, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators.

“Parent SEC Filings” shall have the meaning set forth in Section 4.5 of the Agreement.

“Permitted Encumbrance” shall mean any (a) Encumbrance for Taxes (i) not yet due and payable, or (ii) being contested in good faith by appropriate procedures and with respect to which adequate reserves have been established in accordance with GAAP, (b) statutory or common law Encumbrance in favor of carriers, warehousemen, mechanics, materialmen and repairmen, to secure claims for labor, materials or supplies, incurred in the ordinary course of business, (c) in the case of the real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title not interfering in any material respect with the ordinary conduct of the business of the Company or materially detracting from the value of the property upon which such Encumbrance exists, and (d) statutory or common law Encumbrances to secure obligations to landlords, lessors or renters under equipment leases or rental agreements entered into in the ordinary course of business.

“Person” shall mean any individual, Entity or Governmental Body.

“Potential 280G Payments” shall have the meaning set forth in Section 5.6 of the Agreement.

“Pre-Closing Period” shall have the meaning set forth in Section 5.1 of the Agreement.

7.

“Product Candidate” shall mean all the products previously, currently or that at any time prior to the Effective Time will be under development or research by the Company.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications, filings and issues for any of the foregoing.

“Registration Rights Agreement” shall have the meaning set forth in Section 6.9 of the Agreement.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Vote” shall have the meaning set forth in Section 2.7 of the Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 1.8(h) of the Agreement.

“Specified Representations” shall mean: (a) the representations and warranties set forth in Sections 2.3 and 2.21 of the Agreement; and (b) the representations and warranties set forth in the Company Closing Certificate and the Merger Consideration Certificate, but only to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

“Spinco” shall have the meaning set forth in Section 2.1(e) of the Agreement.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 of the Agreement.

“Tax” includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions, charges and levies, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to the Company, or any other Person and of whether any amount in respect of any of them is recoverable from any other Person.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Date” shall have the meaning set forth in Section 10.1(a) of the Agreement.

“Waived Benefits” shall have the meaning set forth in Section 5.6 of the Agreement.

“Written Consent” shall have the meaning set forth in the recitals to the Agreement.

8.